Exhibit 99

July 9, 2010

Dear Shareholder:

Our preliminary estimate of our results for the most recent quarter indicates that we lost $258,000, and we were unable to pay a dividend. For the first half of 2010, our results were a loss of $222,000 compared to earnings of $1,128,000 for the first half of 2009. The amount deducted from earnings and placed into the reserve for loan losses continues to have a significant impact on these results. For the first half of 2010, this amount was $8,340,000. For the first half of 2009, the amount was $4,764,000. We go through extensive analysis and calculations in an attempt to determine whether our reserves are adequate and make any additions to the reserve as a result of this work. As of June 30, 2010, the total amount of our reserve for loan losses was approximately $19,000,000. On June 30, 2009, the reserve for loan losses totaled $12,224,000.

As we have stressed before, the need to reserve for loan losses will ebb and flow with the economy. Though many problem loans become outright losses, we prefer to work with troubled businesses and home owners modifying and attempting to salvage their loans. But in doing so, we are required to evaluate the collateral for the loan and reserve when the collateral values are insufficient to repay the loan if liquidation is required. We continue to see very depressed values on buildings and personal property – hence we have significant reserve needs.

While it may take some time for our troubled customers to work through their issues, we are seeing a flattening in our delinquency percentages and in the loan balances on our watch list. This may not immediately lessen the need to put earnings into the reserve for loan losses, but it may be a sign that we have reached a peak.

The core of our business remains strong. The bank’s interest margin on March 31 (the date of the last available comparison) was 4.11% versus peer bank’s 3.61%. The amount of our net interest income was $20,641,000 for the first six months of 2010 compared to $19,656,000 for the first six months of 2009. This strong net interest income and our efforts to control expenses allow us to continue to place money into the reserve for loan loss and not suffer significant bottom-line losses. We have worked hard to reduce our operating expenses without hurting our customer service. Operating expenses for the first six months of 2010 were $17,951,000 compared to $18,560,000 in 2009 and $19,025,000 in 2008. Within those numbers, salary expenses have been trimmed 8.7% since 2008.

(continued on reverse side)

We continue to see attractive loan demand in our Dublin/Hilliard market, as that area is more economically vibrant than other parts of Ohio. We have recently added a fourth experienced commercial lender in that market. In North Central Ohio, loan demand remains flat. You may see or hear news reports about banks not lending money. On the contrary, we have money to lend. The challenge today is to satisfy ourselves with the value of collateral and the customer’s ability to make the payments. We have recently seen cases when our competition lowers lending standards in order to make loans. We do not intend to depart from prudent lending standards. The economy has caused problems with enough loans without compounding them by lowering our lending standards. If we lowered our standards, you would be impressed with the loan growth today but sorely disappointed with the problem loans tomorrow.

You may have read about pending legislation that will affect the banking industry. It appears that most of the new rules and regulations, as currently proposed, will not seriously impact us. An exception may be the proposed limitations on interchange fees. When you use your debit card, we receive a fee for handling our end of the transaction. This is a significant source of revenue for your company and helps offset the expense of operating the debit card program. At this point, we cannot quantify what the impact on us may be. Although it appears that the legislation will not impact how our capital is measured, we cannot know whether our regulators will change their capital standards. There continues to be both strong market and regulatory pressure to retain and grow the equity capital of the company.

The detailed financial information in the Form 10-Q will be released by mid-August. If you have any questions, please feel free to contact me.

Very truly yours,

/s/ James O. Miller
James O. Miller President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information
Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.